Exhibit 10.2
___________________________
Mountain View, CA 94043
(650) 968-4870

Universal License Agreement

NOTE: License Agreement assigned to IsoRay in LLC-001, as permitted by Part 18 of this Agreement.

1.	Parties, Terms, and Summary:

This agreement is between:

Licensor: Donald C. Lawrence, of _________________________________________________

Licensee: William J. Stokes, of Pacific Management Associates Corp.

Summary: Royalty Rate (%): 2%	% x Est. 1st Yr’s Sales (units): 5,000 x
Estimated Unit Price $20.00 =	Resulting Licensing Fee $2,000.00

Type of License: ☒ Exclusive	☐ Nonexclusive

Invention Title: Method for manufacturing and using Cs-131 seeds for radiotherapy WJS

Patent Application Ser. Nr.: N/A	Filing Date: In Process

Minimum Nr. Of Units to Be Sold to Compute Min. Annual Royalty: 10,000

Minimum Annual Royalties Start Year Commencing 2001: WJS $4,000.00

☒ Option Granted: Premium: $200	For Term of (months): 18

☒ Know-How Licensed: Know-How Royalty Rate (%): 1%

Running Royalty (Patent Royalty and Know-How Royalty, if applicable) (%): 2%

2.	EffectiveDate: This Agreement shall be effective as of the latter of the signature dates below written and shall be referred to as the Agreement of such date.

3.	Recitals:

A.
LICENSOR has developed an invention having the above title and warrants that LICENSOR has filed a patent application on such invention in the U.S. Patent and Trademark Office, which patent application is identified by the above title, Serial Number, and Filing Date. LICENSOR warrants that LICENSOR has full and exclusive right to grant this license on this invention and LICENSOR’S patent application. If the “Know-How Licensed” box above is checked, LICENSOR has also developed know-how in connection with said invention and warrants that LICENSOR owns and has the right to license said know-how.

B.
LICENSEE desires, if the “Option Granted” box above is checked, to exclusively investigate LICENSOR’S above invention for the term indicated. If said “Option Granted” box is not checked, or if said box is checked and LICENSEE investigates LICENSOR’S invention for the term indicated and such investigation is favorable, LICENSEE desires to make, use and sell the products embodying such invention and covered by the claims of LICENSOR’S patent application and any patent(s) issuing thereon (hereinafter “Licensed Product”).

4.
If Option Granted: If the “Option Granted” box above is checked, then (A) the patent license grant of Part 5 below shall not take effect except as defined in this part, and (B) LICENSOR hereby grants LICENSEE, for the option premium stated above, an exclusive option to investigate LICENSOR’S invention for the term indicated above, such term to commence from the date of this Agreement. LICENSOR will furnish LICENSEE with all information and know-how (if any) concerning LICENSOR’S invention in LICENSOR’S possession. LICENSEE will investigate LICENSOR’S invention for operability, costing, marketing, etc. LICENSEE shall report the results of its investigation to LICENSOR at any time before the end of the option term. If LICENSEE’S determination is favorable, it may thereupon exercise this option and the patent license grant of Part 5 below shall become effective. If LICENSEE’S determination is unfavorable, then said option shall not be exercised and no patent license grant shall take effect and all rights hereunder shall revert to LICENSOR and LICENSEE shall deliver to LICENSOR all results of its investigations for LICENSOR’S benefit.

5.
Patent License if Option Exercised or if Option Not Granted: If the “Option Granted” box above is checked and LICENSEE has investigated LICENSOR’S invention and such investigation is favorable and LICENSEE has exercised its option, or if said box is not checked, then LICENSOR hereby grants to LICENSEE, subject to the terms and conditions herein, a patent license of the type (Exclusive or Nonexclusive) checked above. Such patent license shall include the right to grant sublicenses, to make, have made, use, and sell the Licensed Product throughout the United States, its territories, and possessions. Such patent license shall be under LICENSOR’S patent application, any continuations, divisions, continuations-in-part, substitutes, reissues of any patent from any of such applications (hereinafter and hereinbefore LICENSOR’S patent application), any patent(s) issuing thereon, and if the “Know-How Licensed” box is checked above, any know-how transferred to LICENSEE.

6.
If Know-How Licensed: If the “Know-How” box above is checked, LICENSOR shall communicate to LICENSEE all of LICENSOR’S know-how in respect of LICENSOR’S invention within one month after the date of this Agreement and shall be available to consult with LICENSEE, for up to 80 hours, with respect to the licensed invention and know-how. All travel and other expenses of LICENSOR for such consultation shall be reimbursed by LICENSEE within one month after LICENSOR submits its voucher therefor. LICENSOR makes no warranty regarding the value, suitability, or workability of such know-how. The royalty applicable for such know-how shall be paid, at the rate indicated above, for a minimum of three years from the date of this Agreement if no option is granted, N/A or for three years from the date of exercise if an option is granted and exercised by LICENSOR, and thereafter for so long as LICENSEE makes, uses, or sells Licensed Products and has a share in the United States for or at least 15% of the competitive market for Licensed Products. Applicable

7.	Royalties:

A.
Licensing Fee: Unless the “Option Granted” box above is checked, LICENSEE shall pay to LICENSOR, upon execution of this Agreement, a nonrefundable Licensing Fee. This Licensing Fee shall also serve as an advance against future royalties. Such Licensing Fee shall be computed as follows: (A) Take the Running Royal Rate in percent, as stated above. (B) Multiply by LICENSEE’S Estimate of its First Year’s Sales, in units of Licensed Product, as stated above. (C) Multiply by LICENSEE’S Estimated Unit Price of Licensed Product, in dollars, as stated above. (D) The combined product shall be the Resultant Licensing Fee, in dollars, as stated above. When LICENSEE begins actual sales of the Licensed Product, it shall certify its Actual Net Factory Sales Price of Licensed Product to LICENSOR in writing and shall either (1) simultaneously pay LICENSOR any difference due if the Actual Net Factory Sales Price of Licensed Product is more than the Estimated Unit Price, stated above, or (2) advise LICENSOR of any credit to which LICENSEE is entitled if the Actual Net Factory Sales Price of Licensed Product is less than the above Estimated Unit Price. In the latter case, LICENSEE may deduct such credit from its first royalty remittance to LICENSOR, under subpart B below. If an option is granted and exercised under Part 4 above, then Licensee shall pay this Resultant Licensing Fee to LICENSOR if and when LICENSEE exercises its option.

B.
Running Royalty: If the “Option Granted” box above is not checked, or is said box is checked and LICENSEE has exercised its option under Part 4, LICENSEE shall also pay to LICENSOR a Running Royalty at the rate stated above. Such royalty shall be at the Patent Royalty Rate stated in Part 1 above, plus, if the “Know-How Licensed” box above is checked, a Know-How Royalty at the Know-How Royalty Rate stated above. Said Running Royalty shall be computed on LICENSEE’S Net Factory Sales Price of Licensed Product. Such Running Royalty shall accrue when the Licensed Products are first sold or disposed of by LICENSEE, or by any sublicensee of LICENSEE. LICENSEE shall pay the Running Royalty due to LICENSOR within one month after the end of each calendar quarter, together with a written report to LICENSOR of the number of units, respective sales prices, and total sales made in such quarter, together with a full itemization of any adjustments made pursuant to subpart F below. LICENSEE’S first report and payment shall be made within one month after the end of the first calendar quarter following the execution of this Agreement. No royalties shall be paid by LICENSEE to LICENSOR until after the Licensing Fee under subpart A above has been earned, but LICENSEE shall make a quarterly report hereunder for every calendar quarter after the execution hereof, whether or not any royalty payment is due for such quarter, except that if an option is granted, LICENSEE shall not make any royalty reports until and if LICENSEE exercises its option.

C.
Minimum Annual Royalties: If the “Exclusive” box above is checked, so that this is an exclusive license, then this subpart C and subpart D shall be applicable. But if the “Nonexclusive” box is checked above, then these subparts C and D shall be inapplicable. There shall be no minimum annual royalties due under this Agreement until the “Year Commencing,” as identified in Part 1 above. For the exclusivity privilege of the patent license grant under Part 5 above, a minimum annual royalty shall be due beginning with such royalty year and for each royalty year ending on the anniversary of such royalty year thereafter. Such minimum annual royalty shall be equal to the royalty which would have been due if the “Minimum Number of Units (of Licensed Product) to Be Sold to Compute Minimum Annual Royalty” identified in Part 1 above were sold during such royalty year. If less than such number of units of Licensed Product are sold in any royalty year, then the royalty payable for the fourth quarter of such year shall be increased so as to cause the royalty payments for such year to equal said minimum annual royalty. If an option is granted under Parts 1 and 4, Exercised May 1999. then no minimum annual royalties shall be due in any case until and if LICENSEE exercises its option. If the U.S. Food & Drug Administration requires human trials before allowing this concept to be implemented into general practice, Running Royalty shall not apply until FDA approve the product of this License Agreement. WJS

D.
*If Minimum Not Paid: If this part is applicable and if sales of Licensed Product in any royalty year do not equal or exceed the minimum number of units identified in Part 1 above, LICENSEE may choose not to pay the minimum annual royalty under subpart C above. In this case, LICENSEE shall so notify LICENSOR by the date on which the last royalty for such year is due, i.e., within one month after any anniversary of the date identified in Part 1 above. Thereupon the license grant under Part 4 above shall be converted to a nonexclusive grant, and LICENSOR may immediately license others under the above patent.

E.
Most Favored Licensee: If this License is nonexclusive, or if it becomes nonexclusive under subpart D above, then (a) LICENSOR shall not grant any other license under the above patent to any other party under any terms which are more favorable than those which LICENSEE pays or enjoys under this Agreement, and (b) LICENSOR shall promptly advise LICENSEE of any such other grant and the terms thereof.

F.
When No Royalties Due: No Patent Royalties shall be due under this Agreement after the above patent expires or if it is declared invalid by a court of competent jurisdiction from which no appeal can be taken. *Also, if LICENSOR’S patent application becomes finally abandoned without any patent issuing, then the Patent Royalty under this Agreement shall be terminated as of the date of abandonment. Any Know-How Royalties under Part 6 above shall continue after any Patent Royalties terminate, provided such Know-How Royalties are otherwise due under such Part 6.

G.
Late Payments: If any payment due under this Agreement is not timely paid, then the unpaid balance shall bear interest until paid at an annual rate of 10% until the delinquent balance is paid. Such interest shall be compounded monthly.

H.
Net Factory Sales Price: “Net Factory Sales Price” is defined as the gross factory selling price of Licensed Product, or the U.S. importer’s gross selling price if Licensed Product is made abroad, less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to employees or agents of LICENSEE. The Net Factory Sales Price shall not include (1) packing costs, if itemized separately, (2) import and export taxes, excise and other sales taxes, and custom duties, and (3) costs of insurance and transportation, if separately billed, from the place of manufacture if in the U.S., or from the place of importation if manufactured abroad, to the customer’s premises or next point of distribution or sale. Bona fide returns may be deducted from units shipped in computing the royalty payable after such returns are made.

8.
Records: LICENSEE and any of its sublicensees shall keep full, clear, and accurate records with respect to sales subject to royalty under this Agreement. The records shall be made in a manner such that the royalty reports made pursuant to Part 7B can be verified. LICENSOR, or its authorized agent, shall have the right to examine and audit such records upon reasonable notice during normal business hours, but not more than twice per year. In case of any dispute as to the sufficiency or accuracy of such records. LICENSOR may have any independent auditor examine and certify such records. LICENSEE shall make prompt adjustment to compensate for any errors or omissions disclosed by any such examination and certification of LICENSEE’S records. If LICENSOR does not examine LICENSEE’S records or question any royalty report within two years from the date thereof, then such report shall be considered final and LICENSOR shall have no further right to contest such report.

9.
Sublicensees: If LICENSEE grants any sublicenses hereunder, it shall notify LICENSOR within one month from any such grant and shall provide LICENSOR with a true copy of any sublicense agreement. Any sublicensee of LICENSEE under this Agreement shall be bound by all of the terms applying to LICENSEE hereunder and LICENSEE shall be responsible for the obligations and duties of any of its sublicensees.

10.	Patent Prosecution:

A.
Domestic: LICENSOR shall, at LICENSOR’S own expense, prosecute its above U.S. patent application, and any continuations, divisions, continuations in-part, substitutes, and reissues of such patent application or any patent thereon, at its own expense, until all applicable patents issue or any patent application becomes finally abandoned. LICENSOR shall also pay any maintenance fees which are due on any patent(s) which issue on said patent application. If for any reason LICENSOR intends to abandon any patent application hereunder, it shall notify LICENSEE at least two months in advance of any such abandonment so as to give LICENSEE the opportunity to take over prosecution of any such application and maintenance of any patent. If LICENSEE takes over prosecution, LICENSOR shall cooperate with LICENSEE in any manner LICENSEE requires, at LICENSEE’S expense.

B.
Foreign: LICENSOR shall have the opportunity, but not the obligation, to file corresponding foreign patent applications to any patent application under subpart A above. If LICENSOR files any such foreign patent applications, LICENSOR may license, sell, or otherwise exploit the invention, Licensed Product, or any such foreign application in any countries foreign to the United States as it chooses, provided that LICENSOR must give LICENSEE a right of first refusal and at least one month to exercise this right before undertaking any such foreign exploitation. If LICENSOR chooses not to file any corresponding foreign applications under this part, it shall notify LICENSEE at least one month prior to the first anniversary of the above patent application so as to give LICENSEE the opportunity to file corresponding foreign patent applications if it so chooses.

C.
If Licensee Acts: If LICENSEE takes over prosecution of any U.S. patent application under subpart A above, and LICENSEE is successful so that a patent issues, then LICENSEE shall pay LICENSOR royalties thereafter at a rate of 75% of the royalty rate and any applicable minimum under Part 7C above and LICENSEE shall be entitled to deduct prosecution and maintenance expenses from its royalty payments. If LICENSEE elects to prosecute any foreign patent applications under subpart B above, then LICENSEE shall pay LICENSOR royalties of 50% of the royalty rate under Part 7 above for any applicable foreign sales, less all foreign prosecution and maintenance expenses incurred by LICENSEE.

11.
Marking: LICENSEE shall mark all units of Licensed Product, or its container if direct marking is not leasible, with the legend “Patent Pending” until any patent(s) issue from the above patent application. When any patent(s) issue, LICENSOR shall promptly notify LICENSEE and thereafter LICENSEE shall mark all units of Licensed Product which it sells with proper notice of patent marking under 35 U.S.C. Section 287.

12.
If Infringement Occurs: If either party discovers that the above patent is infringed, it shall communicate the details to the other party. LICENSOR shall thereupon have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the parties to this Agreement and to terminate such infringement. LICENSEE shall cooperate with LICENSOR if LICENSOR takes any such action, but all expenses of LICENSOR shall be borne by LICENSOR. If LICENSOR recovers any damages or compensation for any action it takes hereunder, LICENSOR shall retain 100% of such damages. If LICENSOR does not wish to take any action hereunder, LICENSEE shall also have the right, but not the obligation, to take any such action, in which case LICENSOR shall cooperate with LICENSEE, but all of LICENSEE’S expenses shall be borne by LICENSEE. LICENSEE shall receive 75% of any damages or compensation it recovers for any such infringement and shall pay 25% of such damages or compensation to LICENSOR, after deducting its costs, including attorney fees.

13.	Disclaimer and Hold Harmless:

A.	Disclaimer of Warranty: Nothing herein shall be construed as a warranty or representation by LICENSOR as to the scope or validity of the above patent application or any patent issuing thereon.

B.	Product Liability: LICENSEE shall hold LICENSOR harmless from any product liability actions involving Licensed Product.

14.
Term: The term of this Agreement shall end with the expiration of the last of any patent(s) which issues on LICENSOR’S patent application, unless terminated sooner for any reason provided herein, or unless know-how is licensed, in which case the terms of Part 6 shall cover the term of this Agreement.

15.	Termination: This Agreement may be terminated under and according to any of the following contingencies:

A.
Default: If LICENSEE fails to make any payment on the date such payment is due under this Agreement, or if LICENSEE makes any other default under or breach of this Agreement, LICENSOR shall have the right to terminate this Agreement upon giving three months’ written Notice of Intent to Terminate, specifying such failure, breach, or default to LICENSEE. If LICENSEE fails to make any payment in arrears, or otherwise fails to cure the breach or default within such three-month period, then LICENSOR may then send a written Notice of Termination to LICENSEE, whereupon this Agreement shall terminate in one month from the date of such Notice of Termination. If this Agreement is terminated hereunder, LICENSEE shall not be relieved of any of its obligations to the date of termination and LICENSOR may act to enforce LICENSEE’S obligations after any such termination.

B.
Bankruptcy, Etc. If LICENSEE shall go into receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors, or go out of business, this Agreement shall be immediately terminable by LICENSOR by written notice, but without prejudice to any rights of LICENSOR hereunder.

C.
Antishelving: If LICENSEE discontinues its sales or manufacture of Licensed Product without intent to resume, it shall so notify LICENSOR within one month of such discontinuance whereupon LICENSOR shall have the right to terminate this agreement upon one months’ written notice, even if this Agreement has been converted to a nonexclusive grant under Part 7D above. If LICENSEE does not begin manufacture or sales of Licensed Product within one and one-half years from the date of this Agreement or the date of its option exercise if an option is granted, or, after commencing manufacture and sales of Licensed Product, discontinues its manufacturer and sales of Licensed Product for one and one-half years, LICENSOR shall have the right to terminate this Agreement upon one months’ written notice, unless LICENSEE can show that it in good faith intends and is actually working to resume or begin manufacture or sales, and has a reasonable basis to justify its delay. In such case LICENSEE shall advise LICENSOR in writing, before the end of such one-and one-half year period, of the circumstances involved and LICENSEE shall thereupon have up to an additional year to resume or begin manufacture or sales. It is the intent of the parties hereto that LICENSOR shall not be deprived of the opportunity, for an unreasonable length of time, to exclusively license its patent if LICENSEE has discontinued or has not commenced manufacture or sales of Licensed Product. In no case shall LICENSOR have the right to terminate this Agreement if and so long as LICENSEE is paying LICENSOR minimum annual royalties under Part 7C above.

16.
Notices: All notices, payments, or statements under this Agreement shall be in writing and shall be sent by first-class certified mail, return receipt requested, postage prepaid to the party concerned at the above address, or to any substituted address given by notice hereunder. Any such notice, payment, or statement shall be considered sent or made on the day deposited in the mails. Payments and statements may be sent by ordinary mail.

17.
Mediation and Arbitration: If any dispute arises under this Agreement, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. The parties shall both cooperate with the mediator. If the parties cannot agree to any mediator, or if either party does not wish to abide by any decision of the mediator, then they shall submit the dispute to arbitration by any mutually acceptable arbitrator. If no arbitrator is mutually acceptable, then they shall submit the matter to arbitration under the rules of the American Arbitration Associate (AAA). Under any arbitration, both parties shall cooperate with and agree to abide finally by any decision of the arbitration proceeding. If the AAA is selected, the arbitration shall take place under the auspices of the nearest branch of the AAA to the other party. The costs of the arbitration proceeding shall be borne according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault of lack of good faith of either party. The arbitrator’s award shall be non-appealable and enforceable in any court of competent jurisdiction.

18.
Assignment. The rights of LICENSOR under this Agreement shall be assignable or otherwise transferable, in whole or in part, by LICENSOR and shall vest LICENSOR’S assigns or transferees with the same rights and obligations as were held by LICENSOR. This Agreement shall be assignable by LICENSEE to any entity that succeeds to the business of LICENSEE to which Licensed Products relate or to any other entity if LICENSOR’S permission is first obtained in writing.

19.
Jurisdiction and Venue: This Agreement shall be interpreted under the laws of LICENSOR’S state, as given in Part 1 above. Any action related to this Agreement shall be brought in the county of LICENSOR’S above address; LICENSEE hereby consents to such venue.

20.
Non-Frustration: Neither party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other party under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

21.
Rectification: In case of any mistake in this Agreement, including any error, ambiguity, illegality, contradiction, or omission, this Agreement shall be interpreted as if such mistake were rectified in a manner which implements the intent of the parties as nearly as possible and effects substantial fairness, considering all pertinent circumstances.

22.	Entire Agreement: This Agreement sets forth the entire understanding between the parties and supersedes any prior or contemporaneous oral understandings and any prior written agreements.

23.
Signatures: The parties, having carefully read this Agreement and having consulted or have been given an opportunity to consult counsel, have indicated their agreement to all of the above terms by signing this Agreement on the respective dates below indicated. LICENSEE and LICENSOR have each received a copy of this Agreement with both LICENSEE’S and LICENSOR’S original ink signatures thereon.

Licensor: /s/ Donald C. Lawrence	Date: 10/31/97

Print Licensor’s Name: Donald C. Lawrence

Licensee: /s/ William J. Stokes	Date: 11/26/97

Print Licensee’s Name: William J. Stokes, President - ANMS & PMAC

D.C. Lawrence
RADIOLOGICAL PHYSICS
1075 Space Park Way, #349
Mountain View, CA 94043
(650) 968-4870